Exhibit 107
Filing Fee Table
Form S-8
(Form Type)
Eagle Bulk Shipping Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate-Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01	Rule 457(c) and Rule 457(h)(2)	224,020	$44.685 (2)	$10,010,333.70	0.0001102	$1,103.14
	Total Offering Amounts		224,020		$10,010,333.70	0.0001102	$1,103.14
	Total Fees Previously Paid						$—
	Total Fee Offset						$—
	Net Fees Due						$1,103.14

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock, $0.01 par value per share (the “Common Stock”) that become issuable under the Eagle Bulk Shipping Inc. Second Amended and Restated 2016 Equity Incentive Plan set forth herein by reason of any stock split, stock dividend or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)
The registration fee with respect to these securities has been calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the average high and low prices reported on the New York Stock Exchange for the registrant’s Common Stock on August 2, 2023.